As filed with the U.S. Securities and Exchange Commission on May 23, 2014
Registration No. 333-54406

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
POST-EFFECTIVE AMENDMENT NO. 1
TO
REGISTRATION STATEMENT NO. 333-54406
UNDER
THE SECURITIES ACT OF 1933

NVIDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	3674	94-3177549
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2701 San Tomas Expressway, Santa Clara, CA 95050
(408) 486-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David M. Shannon
Executive Vice President, Chief Administrative Officer and Secretary
NVIDIA Corporation
2701 San Tomas Expressway
Santa Clara, CA 95050
(408) 486-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Eric C. Jensen
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304-1130
(650) 843-5000

Approximate date of commencement of the proposed sale of the securities to the public: Not applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

EXPLANATORY NOTE: DEREGISTRATION OF UNSOLD SECURITIES

Pursuant to a Registration Statement on Form S-4 (File No. 333-54406) NVIDIA Corporation (the “Company” or “NVIDIA”) filed with the Securities and Exchange Commission (the “SEC”) on January 26, 2001, as amended by Amendment No. 1 to the Registration Statement filed with the SEC on February 13, 2001, and declared effective by the SEC on February 13, 2001 (the “Registration Statement”), the Company registered 1,000,000 pre-split shares of its common stock, par value $0.001 per share (the “Common Stock”), to be issued to 3dfx Interactive, Inc. (“3dfx”) upon the satisfaction of certain conditions as set forth in the Asset Purchase Agreement, dated as of December 15, 2000, by and between the Company and 3dfx (the “Asset Purchase Agreement”).  Pursuant to the terms of the Asset Purchase Agreement, the Company agreed to purchase the assets of 3dfx for $70,000,000 and potentially 1,000,000 pre-split shares of Common Stock, subject to certain adjustments (the “Asset Sale”). The 1,000,000 pre-split shares would be delivered to 3dfx only upon the completion of the winding up of the business of 3dfx, and delivery to the Company of a certificate certifying the following: (i) that the shareholders of 3dfx have duly adopted resolutions approving the wind-up and dissolution of 3dfx; (ii) that all liabilities of 3dfx and its subsidiaries have been paid in full or otherwise provided for; and (iii) that 3dfx has validly dissolved. The 1,000,000 pre-split shares were subsequently adjusted for a two-for-one stock split in September 2001, a two-for-one stock split in April 2006 and a three-for-two stock split in September 2007, bringing the total to 6,000,000 post-split shares.
The Asset Sale closed on April 18, 2001. In October 2002, 3dfx filed for bankruptcy. Following the bankruptcy, in March 2003, the Trustee appointed by the Bankruptcy Court to represent 3dfx’s bankruptcy estate served a complaint on NVIDIA asserting claims for, among other things, successor liability and fraudulent transfer and seeking additional payments from the Company. In early November 2005, the Company and the Official Committee of Unsecured Creditors, or the Creditors’ Committee, agreed to a Plan of Liquidation of 3dfx, which included a conditional settlement of the Trustee’s claims against the Company. This conditional settlement was subject to a confirmation process through a vote of creditors and the review and approval of the Bankruptcy Court. The conditional settlement called for a payment by the Company of approximately $30.6 million to the 3dfx estate. The conditional settlement reached in November 2005 never progressed substantially through the confirmation process.
In March 2007, a trial was held regarding certain valuation issues in the Trustee’s constructive fraudulent transfer claims against the Company. On April 30, 2008, the Bankruptcy Court issued its Memorandum Decision After Trial, in which it concluded that “the creditors of 3dfx were not injured by the Transaction.” This decision did not entirely dispose of the Trustee’s action, however, as the Trustee’s claims for successor liability and intentional fraudulent conveyance were still pending. On June 19, 2008, the Company filed a motion for summary judgment to convert the Memorandum Decision After Trial to a final judgment, which judgment was entered in the Company’s favor on September 11, 2008. The Trustee filed a Notice of Appeal from that judgment on September 22, 2008. On December 20, 2010, the United States District Court issued an Order affirming the Bankruptcy Court’s entry of summary judgment in the Company’s favor, and on January 19, 2011, the Trustee filed a Notice of Appeal to the United States Court of Appeals for the Ninth Circuit. The appeal is currently pending.
The Company has determined in good faith that 3dfx has not and cannot meet the requirements of the Asset Purchase Agreement necessary to trigger the delivery of the 6,000,000 post-split shares of Common Stock and the conditional settlement does not require such delivery; accordingly, the Company is seeking to deregister the 6,000,000 post-split shares of Common Stock that were not issued.
Pursuant to the undertaking of the Company as required by Item 512(a)(3) of Regulation S-K, the Company is filing this post-effective Amendment No. 1 to the Registration Statement to deregister the 6,000,000 post-split shares of Common Stock under the Registration Statement that were not issued.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Santa Clara, State of California, on May 23, 2014.

NVIDIA CORPORATION
By: /s/ David M. Shannon
David M. Shannon
Executive Vice President, Chief Administrative Officer and
Secretary

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jen-Hsun Huang and Colette M. Kress, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this post-effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jen-Hsun Huang Jen-Hsun Huang	President, Chief Executive Officer and Director (Principal Executive Officer)	May 23, 2014
/s/ Colette M. Kress Colette M. Kress	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 23, 2014
/s/ Michael J. Byron Michael J. Byron	Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 23, 2014
/s/ Robert K. Burgess Robert K. Burgess	Director	May 23, 2014
/s/ Tench Coxe Tench Coxe	Director	May 23, 2014

/s/ James C. Gaither James C. Gaither	Director	May 23, 2014
/s/ Dawn Hudson Dawn Hudson	Director	May 23, 2014
/s/ Harvey C. Jones Harvey C. Jones	Director	May 23, 2014
/s/ William J. Miller William J. Miller	Director	May 23, 2014
/s/ Mark L. Perry Mark L. Perry	Director	May 23, 2014
/s/ A. Brooke Seawell A. Brooke Seawell	Director	May 23, 2014
/s/ Mark Stevens Mark Stevens	Director	May 23, 2014

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